Exhibit 5.1

March 2, 2009

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Ladies and Gentlemen:

We have acted as counsel to The Blackstone Group L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 15,789,474 common units representing limited partner interests in the Partnership (the “Exchange Units”) issuable upon exchange of partnership units in each of Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. (one partnership unit in each such limited partnership, collectively, a “Holdings Unit”). The Exchange Units may be issued upon exchange of Holdings Units from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement and the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 27, 2007 (the “Partnership Agreement”), among Blackstone Group Management L.L.C., a Delaware limited liability

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company and the general partner of the Partnership (the “General Partner”), and the limited partners party thereto (collectively, the “Limited Partners”). We have also examined the originals, or duplicates or certified or conformed copies, of such partnership and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of the execution, issuance and delivery of the Exchange Units, the Partnership Agreement will be the valid and legally binding obligation of the Limited Partners. We have assumed further that the Limited Partners will perform their obligations under the Partnership Agreement and will not participate in the control of the business of the Partnership.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Units are issued and exchanged for Holdings Units in accordance with the Registration Statement and in accordance with the provisions of the Partnership Agreement, the Exchange Units will be validly issued, fully paid and nonassessable.

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Our opinion set forth above is subject to the obligation of a Limited Partner to repay any funds wrongfully distributed to it.

We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP